                                                                    EXHIBIT 12



                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                   (THOUSANDS OF DOLLARS)
                                 --------------------------------------------------------
                                  SIX
                                 MONTHS
                                 ENDED
                                JUNE 30,                YEAR ENDED DECEMBER 31,
                                  1998       1997      1996      1995      1994     1993
                                --------   --------  --------  --------  --------  ------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income from continuing
    operations before income
    taxes                       $373,100   $630,900  $502,700  $351,790  $292,830  $349,190

  Deduct/add equity in
    undistributed (earnings)/
    loss of equity affiliates    (11,550)   (19,470)  (12,310)  (17,770)  106,200   (13,750)

  Add interest on indebtedness,
    net                           41,600     80,390    74,790    73,400    60,360    62,860

  Add amortization of debt
    expense                          580      1,260     1,400     1,930     2,220     2,650

  Add estimated interest factor
    for rentals                    5,120      8,150     6,150     4,970     4,220     3,190
                                --------   --------  --------  --------  --------  --------

  Earnings before income
    taxes and fixed charges     $408,850   $701,230  $572,730  $414,320  $465,830  $404,140
                                ========   ========  ========  ========  ========  ========


FIXED CHARGES:

  Interest on indebtedness
    regarding continuing
    operations                  $ 43,080   $ 83,520  $ 77,250  $ 76,460  $ 63,220  $ 63,600

  Amortization of debt expense       580      1,260     1,400     1,930     2,220     2,650

  Estimated interest factor
    for rentals                    5,120      8,150     6,150     4,970     4,220     3,190
                                --------   --------  --------  --------  --------  --------

                                $ 48,780   $ 92,930  $ 84,800  $ 83,360  $ 69,660  $ 69,440
                                ========   ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                            8.4        7.5       6.8       5.0       6.7       5.8
                                     ===        ===       ===       ===       ===       ===
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